Exhibit 99.1

Press Release For immediate release

Invesco Ltd. Announces February 29, 2024 Assets Under Management

Investor Relations Contacts: Media Relations Contact:	Greg Ketron Jennifer Church Andrea Raphael	404-724-4299 404-439-3428 212-323-4202

Atlanta, March 11, 2024(a) --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $1,630.9 billion, an increase of 3.0% versus previous month-end. The firm delivered net long-term inflows of $1.8 billion in the month. Non-management fee earning net inflows were $1.9 billion and money market net inflows were $3.5 billion. AUM was positively impacted by favorable market returns which increased AUM by $42 billion. FX decreased AUM by $2.6 billion. Preliminary average total AUM for the quarter through February 29 were $1,594.5 billion, and preliminary average active AUM for the quarter through February 29 were $975.8 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

February 29, 2024(a)	$1,630.9	$871.9	$325.1	$61.4	$194.7	$177.8
January 31, 2024	$1,583.9	$830.8	$324.0	$59.5	$191.2	$178.4
December 31, 2023	$1,585.3	$823.7	$325.7	$62.7	$192.7	$180.5
November 30, 2023	$1,542.1	$778.2	$317.2	$62.0	$205.4	$179.3
Active(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

February 29, 2024(a)	$986.7	$309.2	$277.7	$60.5	$194.7	$144.6
January 31, 2024	$971.2	$298.9	$277.2	$58.6	$191.2	$145.3
December 31, 2023	$985.3	$302.9	$280.0	$61.8	$192.7	$147.9
November 30, 2023	$976.2	$291.4	$270.6	$61.2	$205.4	$147.6
Passive(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

February 29, 2024(a)	$644.2	$562.7	$47.4	$0.9	$—	$33.2
January 31, 2024	$612.7	$531.9	$46.8	$0.9	$—	$33.1
December 31, 2023	$600.0	$520.8	$45.7	$0.9	$—	$32.6
November 30, 2023	$565.9	$486.8	$46.6	$0.8	$—	$31.7

(a)	Preliminary - subject to adjustment.
(b)	Passive AUM includes index-based ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.

About Invesco Ltd.
Invesco Ltd. (NYSE: IVZ) is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. With offices in more than 20 countries, our distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities. For more information, visit www.invesco.com/corporate.

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